CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-157858) of Lexington Realty Trust of our report dated March 1, 2009, except as to the going concern modification as discussed in Note 16 which is as of August 26, 2009, relating to the consolidated financial statements of Lex-Win Concord LLC, which appears in Lexington Realty Trust's Current Report on Form 8-K dated September 1, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 1, 2009